Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 1, 2003 accompanying the consolidated financial statements of Axtive Corporation and Subsidiaries (formerly Edge Technology Group, Inc.) as of December 31, 2002, and for the year then ended, included in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

Dallas, Texas

September 9, 2004